Exhibit 99.1

Dana Announces Early Results of Tender Offer and Consent Solicitation for 2024 Notes

MAUMEE, Ohio, May 13, 2021/PRNewswire/ – Dana Incorporated (NYSE: DAN) (“Dana”) today announced that as of 5:00 p.m., New York City time, on May 12, 2021 (the “Early Tender Time”), holders of approximately $254 million aggregate principal amount, or approximately 60% of the outstanding principal amount, of its outstanding 5.500% Senior Notes due 2024 (the “2024 Notes”) had tendered their 2024 Notes pursuant to Dana’s previously announced tender offer and consent solicitation (the “Tender Offer and Consent Solicitation”). As a result, the requisite consent of holders of the 2024 Notes was obtained, and Dana and Wells Fargo Bank, National Association, as trustee (the “Trustee”) under the indenture governing the 2024 Notes (the “Indenture”), entered into a supplemental indenture implementing the proposed amendments to the Indenture, to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions, and shorten the required notice period for redemptions of the 2024 Notes from 30 days to two business days. These amendments will become operative at the time that Dana accepts such 2024 Notes for payment.

The complete terms and conditions of the Tender Offer and Consent Solicitation are detailed in Dana’s Offer to Purchase and Consent Solicitation Statement, dated April 29, 2021 (the “Statement”). Dana currently expects that on May 13, 2021, it will accept for payment, subject to conditions set forth in the Statement, all of the 2024 Notes validly tendered prior to the Early Tender Time.

Upon early settlement, each holder who validly tendered their 2024 Notes prior to the Early Tender Time will receive the total consideration of $1,020.00 per $1,000 principal amount of the notes tendered, which includes $990.00 as the tender offer consideration and $30.00 as the consent and early tender payment. In addition, accrued interest up to, but not including, the payment date of the 2024 Notes will be paid in cash on all validly tendered and accepted 2024 Notes.

The Tender Offer is scheduled to expire at 12:00 a.m., New York City time, on Wednesday, May 26, 2021, unless extended or earlier terminated (the “Expiration Time”). Because the withdrawal deadline of 5:00 p.m., New York City time, on May 12, 2021, has passed, tendered 2024 Notes may no longer be withdrawn at any time, except to the extent that Dana is required by law to provide additional withdrawal rights. Holders who validly tender their 2024 Notes pursuant to the Statement after the Early Tender Time will receive only the tender offer consideration and will not be entitled to receive the consent and early tender payment if such 2024 Notes are accepted for purchase pursuant to the Tender Offer and Consent Solicitation.

All the conditions set forth in the Statement remain unchanged. If any of the conditions are not satisfied, Dana may terminate the Tender Offer and Consent Solicitation and return tendered 2024 Notes not previously accepted. Dana has the right to waive any of the foregoing conditions with respect to the 2024 Notes and to consummate the Tender Offer and Consent Solicitation. In addition, Dana has the right, in its sole discretion, to terminate the Tender Offer and Consent Solicitation at any time, subject to applicable law.

Dana today also expects to notify the Trustee that it has (i) rescinded the notice of conditional full redemption, dated April 29, 2021 because the requisite consent of the holders of the 2024 Notes was obtained in connection with the Tender Offer and Consent Solicitation and (ii) elected to redeem on May 17, 2021 (the “Redemption Date”) all of the 2024 Notes outstanding following the early settlement of the Tender Offer and Consent Solicitation, at a redemption price of 101.833% of the principal amount, plus accrued and unpaid interest up to, but not including, the Redemption Date. Noteholders are encouraged to refer to the notice of redemption, if and when issued by Dana.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The Tender Offer and Consent Solicitation is being made only through, and subject to the terms and conditions set forth in, the Statement.

Citigroup Global Markets Inc. (“Citi”) is acting as sole dealer manager and solicitation agent for the Tender Offer. For additional information regarding the terms of the Tender Offer, please contact Citi at (800) 558-3745 (U.S. toll-free) or (212) 723-6106. Requests for documents may be directed to D.F. King & Co., Inc., which is acting as the tender and information agent for the Tender Offer, at (800) 901-0068 (toll-free), (212) 269-5550 (collect for Banks and Brokers) or via email at dana@dfking.com.

None of Dana, the dealer manager and solicitation agent or the tender and information agent make any recommendations as to whether holders of the 2024 Notes should tender their 2024 Notes pursuant to the Tender Offer and Consent Solicitation, and no one has been authorized by any of them to make such recommendations. Holders of 2024 Notes must make their own decisions as to whether to tender their 2024 Notes, and, if so, the principal amount of 2024 Notes to tender. Holders of the 2024 Notes should read carefully the Statement before any decision is made with respect to the Tender Offer and Consent Solicitation.

Forward-Looking Statements

Certain statements and projections contained in this news release, including with respect to the expected timing of the early settlement date and Dana’s expectations regarding issuing a notice of redemption, are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates, and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” and similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties, and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Incorporated

Dana is a leader in the design and manufacture of highly efficient propulsion and energy-management solutions for all mobility markets across the globe. The company’s conventional and clean-energy solutions support nearly every vehicle manufacturer with drive and motion systems; electrodynamic technologies, including software and controls; and thermal, sealing, and digital solutions.

Based in Maumee, Ohio, USA, the company reported sales of $7.1 billion in 2020 with 38,000 associates in 33 countries across six continents. Founded in 1904, Dana was named one of “America’s Most Responsible Companies 2021” by Newsweek for its emphasis on sustainability and social responsibility. The company is driven by a high-performance culture that focuses on its people, which has earned it global recognition as a top employer, including “World’s Best Employer” from Forbes magazine.

Media Contact: Jeff Cole +1-419-887-3535 jeff.cole@dana.com	Investor Contact: Craig Barber +1-419-887-5166 craig.barber@dana.com